Exhibit 3.2
AMENDMENT NO. 1 TO THE
AMENDED AND RESTATED BYLAWS OF
SELECT MEDICAL CORPORATION
This is an Amendment dated September 13, 2010 (the “Amendment”) to the Amended and Restated Bylaws (the “Bylaws”) of Select Medical Corporation, a Delaware corporation (the “Corporation”).
Background
The Board of Directors (the “Board”) of the Corporation wishes to amend the Bylaws to provide that the officers of the Corporation may include one or more Presidents, as the Board shall designate in its discretion.
Amendment
1. Sections 1, 9 and 10 of Article IV of the Bylaws are hereby amended and restated in their entirety as follows:
“Section 1. Number. The officers of the Corporation shall be designated by the Board of Directors and shall include such officers as the Directors may from time to time determine, which officers may (but need not) include a Chairman of the Board, a Vice Chairman of the Board, a Chief Executive Officer, one or more Presidents (and in the case of each such President, with such descriptive title, if any, as the Directors shall deem appropriate), one or more Vice Presidents (and in the case of each such Vice President, with such descriptive title, if any, as the Directors shall deem appropriate), a Secretary, an Assistant Secretary and a Treasurer. The Board of Directors also may elect one or more other officers as the Board of Directors may determine. Any number of offices may be held by the same person. No officer need be a Director of the Corporation.
Section 9. Presidents. Each President that is designated by the Board of Directors shall generally assist the Chief Executive Officer and shall have such powers and perform such duties and services as shall from time to time be prescribed or delegated to him or her by the Chief Executive Officer or the Board of Directors. In the absence or disability of the Chief Executive Officer, the Board of Directors shall appoint one President to exercise the powers and perform the duties of the Chief Executive Officer.
Section 10. Vice Presidents. Each Vice President that is designated by the Board of Directors shall generally assist one or more Presidents and shall have such powers and perform such duties and services as shall from time to time be prescribed or delegated to him or her by one or more of the Presidents or the Board of Directors.”
2. Any and all references to “the President” in Section 9 of Article III and Sections 4, 11(h), 13 and 14 of Article IV of the Bylaws are hereby replaced with references to “any President.”
3. Except as amended hereby, the Bylaws shall continue in effect in accordance with their terms.